Exhibit 99.77(i)

ITEM 77I. Terms of New or Amended Securities

1.	At the January 12, 2017 Board meeting, the Board approved the establishment of Class T Shares on behalf of all Voya Equity Trust Funds except Voya Multi-Manager Mid Cap Value Fund.